Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of January 1, 2007 (the “Effective Date”), by and between Vringo (Israel) Ltd., an Israeli company, with principal offices located in Bet Shemesh, Israel (hereinafter: the “Company”), and Dov Frohlich, Israeli I.D no.              of Nachal Maor 9/3, Ramat Bet Shemesh, Israel (hereinafter: the “Employee”).

WHEREAS, the Company and the Employee desire to enter into a written employment agreement which will set forth the terms and conditions upon which the Employee shall be employed full-time by the Company as Senior Vice President, and General Manager of the Vringo Carrier Division.

NOW, THEREFORE, the Parties hereby agree, declare and covenant as follows:

1.	Preamble and Interpretation

The preamble to this Employment Agreement (this “Agreement”) constitutes an integral part hereof. The section headings are intended for convenience purposes only and shall not be used for the interpretation of this Agreement.

2.	Declaration of the Parties

The Parties hereby declare and affirm as follows:

2.1	The Agreement is personal and special, and reflects the relationship between the Company and the Employee, and thus, no general and/or special collective labor agreements shall apply to the relationship between the Parties.

2.2	The Agreement contains all the payments and/or benefits and/or other conditions of any kind to which the Employee is entitled from the Company, and the Employee shall not be entitled to any other remuneration and/or benefit from the Company, unless explicitly provided for hereunder.

2.3	No practice and/or custom which applies between the Company and other employees, if any exist, shall apply to the relationship between the Employee and the Company unless explicitly incorporated into the Agreement, and then only to the extent so incorporated. If the Company grants to the Employee, on any occasion(s), any benefit of any kind, which is not specified in the Agreement, such grant shall not constitute a practice and/or custom and/or precedent between the Parties which shall obligate the Company similarly on additional and/or other occasions.

2.4	The Employee hereby represents towards the Company that:

(a)	no provision of any law, regulation, agreement or other document prohibits him from entering into this Agreement;

(b)	the execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any non-competition agreement or confidentiality agreement (particularly as such confidentiality agreement may relate to the divulgence or use of any proprietary software code known to Employee from prior work experiences), and do not require the consent of any person or entity (including without limitation, of any academic institution).

3.	Description of Position

3.1	During the term hereof, the Employee shall provide services as Senior Vice President, and General Manager of the Vringo Carrier Division to the Company. Without derogating from the generality of the foregoing, the Employee shall perform such further duties consistent with such position as shall, from time to time, be delegated or assigned to him by his supervisor.

3.2	The Employee shall perform his duties in accordance with the instructions of the Company’s CEO, or any other person nominated from time to time by the Company, and shall be obligated to report to his supervisor or to any other person nominated by the Company.

4.	Obligations and Undertakings of the Employee

4.1	The Employee shall be employed by the Company in the framework of a full-time position. The Employee undertakes during the period of his employment to devote the necessary attention, energies, talents, skills, knowledge and experience to the diligent and conscientious performance of his duties and responsibilities hereunder.

4.2	The Employee shall render his services in a faithful, responsible and competent manner - all in accordance with the terms and conditions set forth hereunder and with standards that may be established and maintained by the Company from time to time.

4.3	Save as provided hereunder, the Employee shall not receive in connection with his work for the Company any compensation or benefit of any kind from any source, including any customer or supplier of the Company, whether directly or indirectly.

4.4	The Employee undertakes to notify the Company immediately regarding any matter in which he has a personal interest and which may potentially create a conflict of interest between himself and his work in the Company.

4.5	The Employee’s duties shall be in the nature of management duties that demand a special level of loyalty and do not enable the Company full control or supervision of his work hours and rest hours, and accordingly the Law of Work Hours and Rest, 5711-1951 shall not apply to the employment relationship between the Company and the Employee.

The Employee hereby declares and confirms that he is aware and agrees that his employment in the Company may require working at extra and unusual hours as well as on days of rest and holidays (other than the Jewish Sabbath and Holidays). The Employee undertakes to work overtime, at the request of the Company and in accordance with the needs of his position, and declares and confirms that the Salary and all other benefits to which the Employee is entitled in accordance herewith includes full compensation for any hours which the Employee will work in excess of the hours provided in the Law of Work and Rest Hours, 5711-1951, and the Employee shall not be entitled to any extra payment therefor.

5.	Compensation

5.1	In consideration for services to be performed by the Employee under this Agreement, the Company shall pay the Employee a gross monthly salary (from time to time, the “Salary”) of 33,000 New Israel Shekels (NIS), which shall be paid to the Employee by the ninth day of the month following the month for which it is due. At the conclusion of the raising of at least $5 million additional financing, through a Series B Financing round, the employee’s salary will be raised to NIS 40,000 subject to the fulfilling of milestones as set by the Company’s CEO and Board of Directors.

5.1.1	In addition to the gross monthly salary, the employee shall be entitled to a bonus of up to 30% of his yearly base salary based on the successful completion of milestones and goals that will be determined from time to time by the Company’s compensation committee and Board of Directors. Nothing in this article should be interpreted as a commitment or guarantee to any sum of this bonus amount.

5.2	All taxes, levies and other impositions with respect to any of the amounts which will be paid to or on behalf of the Employee under this Agreement, shall be borne by the Employee. The Company shall deduct and withhold income tax, health insurance and national insurance from the Employee’s Salary, and any other deductions or withholdings that may be required from time to time, pursuant to law.

5.3	Severance Pay and Manager’s Insurance Fund

5.3.1	Effective as of the Effective Date, the Company shall institute a manager’s insurance policy (the “Manager’s Policy”) for the Employee, and shall pay a sum equal to 15.83% of the Salary towards such Manager’s Policy, of which 8.33% will be on account of severance pay, up to 2.5% on account of disability insurance (the “Disability Policy”), and the remainder on account of a pension fund (the “Pension Fund”). Pursuant to the Employee’s instructions, the Company shall deduct 5% from the Employee’s Salary to be paid on behalf of the Employee towards such Pension Fund.

5.3.2	Payments by the Company towards the Manager’s Policy under this Section 5.3 shall be on account of and not in addition to any statutory obligation to pay severance pay.

5.3.3	In the event that a portion of the contributions made under this Section 5.3 becomes subject to tax liability (the “Portion”), then the Employee will be given the option to have the Portion deducted from the contributions to be made hereunder and added to the Salary.

5.3.4	The aforementioned allocations shall be in lieu of any severance payment in compliance with the General Approval of the Minister of Labor which was promulgated pursuant to Section 14 of the Severance Payment Law of 1963, which General Approval is attached hereto as Exhibit A.

5.3.5	In the event of termination of the Employee’s employment by either the Employee or the Company, the Company shall transfer to the Employee’s possession the Manager’s Policy, provided that no such transfer shall be made under circumstances which would entitle the Company to deprive the Employee of severance pay under Israeli Law, including the breach of the confidentiality and non-competition provisions of this Agreement, and/or breach of fiduciary duties.

5.4	Further Education Fund (Keren Hishtalmut) Contributions

The Company shall, during the period of the Employee’s employment with the Company, make monthly contributions on behalf of the Employee to a recognized Further Education Fund (the “Keren Hishtalmut”) recognized by the Income Tax Authorities in an amount equal to 7.5% of the Salary. In addition, pursuant to the Employee’s request, the Company shall deduct 2.5% of the Employee’s Salary which deduction shall also be paid to such Keren Hishtalmut. Subject to any tax payable in respect of such contributions to such Keren Hishtalmut (whether now applicable or arising under any future law), which shall be borne and paid solely by the Employee, all funds accumulating in the Keren Hishtalmut shall belong to the Employee, and upon the Employee’s written request, the Company shall submit a written request to the Keren Hishtalmut for the release of such funds to the Employee. The Company’s contributions under this Section 5.4 will continue only up to the applicable tax-exempt “ceiling” under the income tax regulations in effect from time to time.

6.	Expenses

The Company will reimburse the Employee for all pre-approved expenses and disbursements incurred by him in carrying out his duties under this Agreement, in accordance with the regular practices of the Company regarding the reimbursement of such expenses and against the submission of the receipts therefor.

7.	Vacation

The Employee shall be entitled to 20 days of annual vacation. The Employee shall not be allowed to accrue more than twice such number of vacation days. The Company will be closed for all Jewish and Israeli holidays and on Hol HaMoed of Pessach and Succot each day will constitute a half day of work.

8.	Recuperation Pay and Sick Leave

8.1	The Employee shall be entitled to recuperation pay (D’may Havra’a) according to the law.

8.2	The Employee shall be entitled to sick leave according to the law set forth in the Sickness Pay Law - 1976.

9.	Termination of Employment

9.1	The employment of the Employee by the Company shall commence as of the Effective Date. Each of the Company and the Employee shall each be entitled to bring the Employee’s employment to an end for any reason or for no reason by giving advance written notice (“Prior Notice”) to the other party of thirty (30) days (the “Notice Period”).

9.2	Notwithstanding the above, the Company shall be entitled to dismiss the Employee immediately without Prior Notice upon the occurrence of any event in which severance payments can be denied to the Employee, whether in whole or in part, according to the law prevailing in Israel, from time to time, including without limitation, in any one of the following events: (i) an indictment of the Employee of an offense constituting a felony or involving moral turpitude, theft or embezzlement, whether or not involving the Company; (ii) the breach by the Employee of any of his confidentiality and/or non-competition obligations under Sections 10 and 12 hereunder; or (iii) an act of Employee in bad faith towards the Company or any other breach of a fiduciary duty towards the Company or any breach of this Agreement. In such event the employment of the Employee shall cease immediately upon the notice provided by the Company and he shall be entitled to no further compensation under this Agreement that had not accrued by such termination.

9.3	The Employee undertakes that in the event he ceases to work for the Company, for any reason whatsoever, he will transfer, in an organized manner and according to the procedures determined by the Company, his position and the documents and projects which he is dealing with or are in his possession or under his control at such time, to whomever the Company shall determine, in a manner which will enable that person to responsibly perform the duties of the Employee and such that no damage will be caused to the Company.

10.	Confidentiality

10.1	The Employee hereby acknowledges that he may be exposed (in the framework of his employment with the Company) to various forms of developments and research undertaken by the Company (the “Research”). The Employee hereby undertakes to keep secret and maintain in confidence at all times and to do everything in his power to prevent unauthorized disclosure of all information in his possession, brought to his knowledge or which he has acquired and/or will acquire regarding the Research and/or the Company. The Employee consents to refrain from disclosing to any third party, and not to, directly or indirectly, whether in writing or otherwise, communicate, publish, reveal, describe, allow access to, divulge or otherwise expose or make available to any person or entity, any work, report of work, or any other information concerning the Research, in whole or in part, or to present to any third party in any other manner any work, report or information in writing and/or orally, without prior written approval from the Company. The Employee hereby undertakes not to use any information regarding the Research for any purpose whatsoever.

10.2	The Employee further acknowledges that in the course of or as a result of, or otherwise in connection with, his engagement with the Company he may receive, learn, be exposed to, obtain, or have access to the Confidential Information (as defined below).

10.3	The Employee hereby declares and confirms that he is aware that the Confidential Information, as defined below, is highly confidential and sensitive and its disclosure will cause immeasurable damage and loss to the Company and its affiliates.

10.4	The term “Confidential Information” as used herein, shall mean all information regarding the Company and its affiliates and their respective business and operations, including, without limitation, any commercial, business, financial or technical information, any technology, know-how, inventions, developments, processes, methods, formulae, specifications, trade secrets, marketing, operations, plans, activities, business information, Company contracts and other documented materials, names of suppliers, distributors, agents, customers, business partners, sources, costs, software, designs, drawings, engineering, hardware configuration information and/or any other private, confidential and/or proprietary information with regard to the Company and its affiliates. The Employee recognizes that the Company may receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Confidential Information hereunder, mutatis mutandis.

10.5	The Employee undertakes not to make any use of the Confidential Information other than for the purpose of fulfilling his obligations hereunder and to protect and maintain the Confidential Information in strict confidence at all times subject to the following provisions. The Employee shall not disclose, transfer, use, communicate, disseminate, publish, or in any other manner reveal or divulge, directly or indirectly, to any third party at any time during or after the term of this Agreement, the Confidential Information or any part thereof, for any purpose whatsoever, unless it is in fulfillment of the Employee’s position and undertakings hereunder and to the extent necessary.

10.6	Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is in, or enters, the public domain otherwise than by reason of a breach hereof by the Employee or any third party; or (ii) is required to be disclosed pursuant to an order of a court of competent jurisdiction or by applicable law or regulation, provided however, that in such event, the Employee be obliged to inform the Company of such disclosure as soon as possible and the Employee shall disclose only that portion of information required by law to be disclosed.

10.7

All Confidential Information made available to, received by, or generated by the Employee shall remain the exclusive property of the Company, and no license or other rights in or to the Confidential Information are granted hereby. All files, records, documents, drawings, specifications, equipment, notebooks, notes, memoranda, diagrams, blueprints, bulletins, formula, reports, analyses, computer programs, and other data of any kind relating to the business of the Company, whether prepared by the Employee or otherwise coming into his possession, and whether classified as Confidential Information or not, shall remain the exclusive property of the Company. Upon the earlier to occur of the termination or expiration of this Agreement, or upon request by the Company, the Employee shall promptly turn over to the Company all such files, records, documents, drawings, specifications, equipment, notebooks, notes, memoranda, diagrams, blueprints, bulletins, formulae, reports, analyses, computer progress and other data of any kind concerning the Company which the Employee obtained, received or prepared pursuant to this Agreement, unless specific written consent is obtained from the Company to release any such record.

10.8	For the purpose of this Section 10 the term Company shall include any subsidiaries or parent companies of the Company.

11.	Development Rights

11.1	In this Section, “Inventions” shall mean: All inventions, processes, technology, formulae, patents, improvements, mask works, modifications, discoveries, concepts, ideas, techniques, methods, know-how, designs, and enhancements, products, specifications and drawings, computer programs, whether or not patentable or otherwise protectable, and all intellectual property rights associated therewith (including copyrights, trade secrets and trademarks), which are invented, made, developed, discovered, conceived or generated in whole or in part, by the Employee, independently, or jointly with others, and which are either:

11.1.1	related to the Company’s business or research and development, and invented, made, developed, discovered, or conceived during the Employee’s employment by the Company; or

11.1.2	developed in whole or in part with the use of any of the Company’s equipment, supplies, facilities (or with facilities rented by the Company or outsourced), or proprietary information.

11.2	The Employee shall promptly disclose to the Company all Inventions and keep records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and exclusive property of the Company, and the Employee shall surrender possession of such records to the Company upon any suspension or termination of the Employee’s employment with the Company.

11.3	The Employee hereby agrees and declares that all Inventions and any and all rights, title and interests in and to the Inventions, including, without limitation all intellectual property rights associated therewith (such as copyrights, patents, mask work rights, etc.) shall be the sole and exclusive property of the Company.

The Employee hereby assigns and will in the future assign to the Company (if and to the extent required) all rights, title and interest worldwide he may have or acquire in all Inventions and in all intellectual property rights based upon such Inventions or derived therefrom, and agrees that all Inventions and all intellectual property rights based on such Inventions or derived therefrom shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all intellectual property rights and other rights in connection therewith.

11.4	The Employee shall have no rights, claims or interest of whatsoever kind, in the Inventions or with respect thereto, nor shall the Employee be entitled to any additional compensation and consideration for fulfilling his duties under this Section 11 or with respect to the Inventions.

11.5	The Employee shall during and after the term of this Agreement provide the Company with all reasonable information, documentation, and assistance, including the preparation or execution, as applicable of documents, declarations, assignments, drawings and other data, that the Company may request in order to perfect, enforce, or defend the proprietary rights based on the Inventions or derived therefrom and to effectuate its title and interest therein. All such actions and assistance shall be provided at the expense of the Company.

11.6	For the purpose of this Section 11 the term Company shall include any subsidiaries thereof or any parent companies of the Company.

12.	Non-Competition

12.1	The Employee undertakes that, absent the prior written consent of the Company, for so long as he is employed by the Company, he will not be involved, whether directly or indirectly, in any manner, in any other research, activity or business conflicting with the business of the Company.

12.2	The Employee further undertakes that, absent the prior written consent of the Company, for a period of 12 months following termination or expiration of his employment with the Company, he will not be involved, directly or indirectly, in any way, in any research, activity or business which is competitive with the Company or its business in the specific field of its business, including without limitation the development, production, marketing, distribution and sales of any products and/or services relating to its specific field of business, which compete with the products and/or services developed, or produced by or for the Company and/or marketed, distributed or sold by the Company in its specific field of business.

The Employee hereby expressly acknowledges that the business and operating market of the Company is worldwide, and consequently the obligations prescribed in this section shall apply on a worldwide basis.

For the purpose of this Section 12 “directly or indirectly” includes doing business as an owner, an independent contractor, shareholder, director, partner, manager, agent, employee or advisor, but does not, however, include the holding of up to 2% of free market shares of publicly traded companies.

12.3	The Employee also hereby undertakes that for a period of 12 (twelve) months after the termination of the Employee-employer relationship between himself and the Company for any reason whatsoever, he will not employ, offer to employ or otherwise engage or solicit for employment any person who is or was, during the 12 (twelve) month period prior to the termination of Employee’s employment with the Company, an employee or exclusive consultant, an exclusive supplier or exclusive contractor of the Company, and shall not conduct, whether directly or indirectly, any activity which intervenes in the commercial relationship between the Company and any of its employees, contractors, customers, distributors, suppliers or consultants.

12.4	For the purpose of this Section 12 the term Company shall include any subsidiaries or parent companies of the Company.

12.5	The Employee acknowledges that the provisions of Sections 10-12 are reasonable and necessary to legitimately protect the Company’s Confidential Information and property (including intellectual property and goodwill).

13.	Miscellaneous

13.1	Entire Agreement. This Agreement fully embraces the legal relationship between the Parties with respect to the subject matter hereof, and no previous agreements, memorandum of agreements, negotiations, promises, consents, undertakings, representations, warranties or documents which were applied, exchanged or signed by or between any of the Parties prior to the signing of this Agreement, shall have any force or effect.

13.2	Waiver. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same. No waiver by any Party of the breach of any of the terms or covenants in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of any of the terms or covenants contained herein.

13.3	Modification. There will be no validity to any change in this Agreement, and none of its conditions can be amended other than by a written document containing the signatures of both Parties.

13.4	Notice. The addresses of the Parties for the purposes of this Agreement will be as detailed in the Preamble to it, and any notice which is sent via registered mail from one Party to the other, according to the said address, will be considered as if it were received by the addressee 72 hours after it was sent for delivery at a post office in Israel, and if delivered by hand, at the time at which it was delivered.

13.5	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.6	Inure to the Benefit. This Agreement shall inure to the benefit of the Company and its successors and assigns.

13.7	Severability. If any provision in this Agreement (or portion thereof) shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement. In the event that the scope or duration of the Employee’s obligations under this Agreement is deemed to exceed the scope or duration permitted by law, the maximum scope or duration permitted by law shall substitute for the former.

13.8	Survival. It is hereby clarified that any and all provisions herein which by their terms and/or by their nature, should operate or should have effect following the termination of the Employee’s employment hereunder or the termination or expiration of this Agreement, including without limitation, the provisions of Sections 10, 11 and 12 herein, shall survive any such termination.

13.9	Breach of Obligations. The Employee is aware that a breach of his obligations in Sections 10 and 12 of this Agreement, or part of them, will cause the Company and/or the companies related thereto, serious and irreparable damage, and therefore hereby agrees, that if such breach occurs, the Company shall be entitled without prejudice, to take all legal means necessary, and all and any injunctive relief as is necessary to restrain any further or continuing breach.

13.10	Choice of Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, and the competent courts of Jerusalem shall have exclusive jurisdiction to the exclusion of all other courts, in all matters which pertain to this Agreement.

13.11	It is agreed that this Agreement constitutes, inter alia, notification under the Notification to Employee (Employment Terms) Law, 5762-2002. It is clarified that nothing in the Agreement derogates from any right to which the Employee is entitled under any law, extension order, collective agreement, if and to the extent applicable.

The Parties hereto have hereunto set their hands and signatures on this Employment Agreement as of the 1st day of January, 2007:

COMPANY	EMPLOYEE

Vringo (Israel) Ltd.

/s/ Jonathan Medved	/s/ Dov Frohlich
By: Jonathan Medved
Title: CEO

EXHIBIT A

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY UNDER THE SEVERANCE PAY LAW, 5723-1963

By virtue of my power under Section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for the sake of his employee to a comprehensive pension provident fund that is not an insurance fund within the meaning set forth in the Income Tax Regulations (Rules for the Approval and Conduct of Provident Funds), 5724-1964 (hereinafter: the “Pension Fund”) or to managers’ insurance which includes the possibility to receive annuity payments or a combination of payments to a non-annuity fund under an insurance fund as aforesaid, (hereinafter: the “Insurance Fund”), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund whether or not the Insurance Fund included an annuity plan (hereinafter: “Employer’s Payments”), shall be made in lieu of severance pay due to said employee with respect to the salary from which said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1) The Employer’s Payments -

(a) to the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, for the sake of his employee, in addition thereto, payments to supplement severance pay to a severance pay provident fund or to an Insurance Fund in the employee’s name, in the amount of 2 1/3 % of the Exempt Salary. In the event that the employer has not paid the above mentioned 2 1/3% in addition to said 12%, his payments shall come in lieu of only 72% of the employee’s severance pay;

(b) to the Insurance Fund are not less than one of the following:

(i) 13 1/3% of the Exempt Salary, provided that, in addition thereto, the employer pays, for the sake of his employee, payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount equivalent to the lower of either an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary (hereinafter: “Disability Insurance Payment”);

(ii) 11% of the Exempt Salary, if the employer paid, in addition, the Disability Insurance Payment; and in such case, the Employer’s Payments shall come in lieu of only 72% of the employee’s severance pay. In the event that the employer has made payments in the employee’s name, in addition to the foregoing payments, to a severance pay provident fund or to an Insurance Fund in the employee’s name, to supplement severance pay in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall come in lieu of 100% of the employee’s severance pay.

(2) No later than three months from the commencement of the Employer’s Payment, a written agreement was executed between the employer and the employee, which includes:

(a) the employee’s consent to an arrangement pursuant to this approval, in an agreement specifying the Employer’s Payments, the Pension Fund and the Insurance Fund, as the case may be; said agreement shall also incorporate the text of this approval;

(b) an advance waiver by the employer of any right which he may have to a refund of monies from his payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to Section 16 or 17 of the Law, and in such a case or in cases in which the employee withdrew monies from the Pension Fund or Insurance Fund, other than by reason of an entitling event; for these purposes an “Entitling Event” means death, disability or retirement at or after the age of 60.

(3) This approval shall not derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement with respect to compensation in excess of the Exempt Salary.

15th Sivan 5758 (June 9th, 1998).

January 1, 2010

AMENDMENT TO EMPLOYEE AGREEMENT DATED JANUARY 1, 2007 BY AND BETWEEN VRINGO (ISRAEL) LTD. AND STUART (DOV) FROHLICH

Section 3.1 shall be replaced with the following wording:

During the term hereof, the Employee shall provide services as Chief Operating Officer to the Company. Without derogating from the generality of the foregoing, the Employee shall perform such further duties consistent with such position as shall, from time to time, be delegated or assigned to him by his supervisor.

Section 5.1 shall be replaced with the following wording:

In consideration for services to be performed by the Employee under this Agreement, the Company shall pay the Employee a gross monthly salary (from time to time, the “Salary”) of 40,000 New Israel Shekels (NIS), which shall be paid to the Employee by the ninth day of the month following the month for which it is due

Section 5.1.1 shall be removed in its entirety.

No other amendments are made to the referenced agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective on the date and year first above written.

VRINGO (ISRAEL) LTD.

/s/ Jonathan Medved
By:	Jonathan Medved
Title:	Chief Executive Officer

EMPLOYEE

/s/ Dov Frohlich
Stuart (Dov) Frohlich